Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Burning Rock Biotech Limited

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares(2)
	Debt Securities	Debt Securities
	Other	Warrants
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(3)	(4)	US$200,000,000	US$0.0000927	US$18,540.00(5)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					US$200,000,000		US$18,540.00
	Total Fees Previously Paid							US$0
	Total Fee Offsets							US$0
	Net Fee Due							US$18,540.00

(1)

Includes (i) securities initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public, and (ii) securities that are issuable upon the exercise of the underwriters’ over-allotment option to purchase additional shares. These securities are not being registered for the purposes of sales outside of the United States.

(2)

American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby have been or will be registered under a separate registration statement on Form F-6 (Registration No. 333-238921). Each American depositary share represents one Class A ordinary share.

(3)

There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold by the registrant from time to time at indeterminate prices, with the maximum aggregate public offering price not to exceed $200,000,000. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(4)

The proposed maximum aggregate offering price for each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to General Instruction II.C. of Form F-3 under the Securities Act of 1933, as amended.

(5)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act of 1933, as amended.